Exhibit 107

CALCULATION OF REGISTRATION FEE

FORM S-1
(Form Type)

LIFE SCIENCE HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share, issuable upon the exercise of warrants	Rule 457(c)	6,678,189	$2.50	(2)	$16,695,472.50	0.00011020	$1,839.84
Net Fee Due									$1,839.84

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Life Science Holding Company (the “Company”) that may become issuable upon any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on a stock price arbitrarily determined by us, by using the price paid in our previous offerings as a benchmark.